Exhibit 4.8

NICOLET BANKSHARES, INC.
DESCRIPTION OF REGISTERED SECURITIES

The following description summarizes the material provisions of the Registered Securities we offer. This description is not complete and is subject to, and is qualified in its entirety by reference to our Articles of Incorporation and our Bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read our Articles of Incorporation and our Bylaws, and any amendments thereto, and the applicable provisions of the Wisconsin Business Corporation Law, as amended (the “WBCL”), for additional information.
As of December 31, 2019, our authorized capital stock consisted of 30,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, no par value.
Common Stock
Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders, except that directors are elected by cumulative voting, which means that the number of votes each shareholder may cast is determined by multiplying the number of shares he, she or it owns by the number of directors to be elected. Those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by the shareholder. Our Board of Directors is not classified and each director is elected annually.
All of our outstanding shares of common stock are fully paid and non-assessable. Holders of our common stock do not have preference, conversion, exchange or preemptive rights. Our common stock has no sinking fund or redemption provisions. We may issue additional shares of authorized common stock without shareholder approval, subject to applicable rules of any stock exchange on which our common stock may be listed.
Computershare, Inc. is the registrar and transfer agent for our common stock. Our common stock is traded on the Nasdaq Capital Market under the symbol “NCBS.”
Preferred Stock
Under our charter, our board of directors has the authority to authorize from time to time, without further shareholder action, the issuance of shares of our preferred stock, in one or more series as the board of directors shall deem appropriate, and to fix the rights, powers and restrictions of the preferred stock by resolution and the filing of an amendment to our charter.
Certain Effects of Authorized but Unissued Stock
We may issue additional shares of common stock or preferred stock without shareholder approval, subject to applicable rules of any stock exchange on which our stock may be listed, for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee benefit plans. The existence of unissued and unreserved common and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of the Company through a merger, tender offer, proxy contest or otherwise, and protect the continuity of management and possibly deprive you of opportunities to sell your shares at prices higher than the prevailing market prices. We could also use additional shares to dilute the stock ownership of persons seeking to obtain control of the Company.
Approval of Mergers and Acquisitions
Our Articles of Incorporation currently provide that if our shareholders are required under the WBCL to approve any merger or share exchange of Nicolet with or into any other entity or any sale, lease, exchange or other disposition of substantially all of its assets to any other person or entity, the transaction will require the approval of either: (i) two-thirds of our directors then in office and a majority of our issued and outstanding shares entitled to vote; or (ii) a majority of our directors then in office and two-thirds of our issued and outstanding shares entitled to vote. This provision makes it more difficult for a proposed acquirer to gain control of Nicolet in a transaction that is not supported by two-thirds of our board of directors.

Dividend Rights
Subject to the rights of holders of outstanding shares of preferred stock, if any, all shares of our common stock participate equally in dividends payable to holders of our common stock when and as declared by our Board of Directors in its discretion out of funds legally available for the payment of dividends.
Liquidation Rights
Subject to the rights of holders of outstanding shares of preferred stock, if any, all shares of our common stock participate equally in net assets legally available for distribution to holders of our common stock on liquidation or dissolution.